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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2005 with respect to the consolidated financial statements and schedule of Owens-Illinois Group, Inc., in the Registration Statement (Form S-4) and related Prospectus of Owens-Brockway Glass Container Inc. for the registration of $400.0 million of 6 3/4% Senior Notes due 2014 and €225.0 million of 6 3/4% Senior Notes due 2014.

/s/ ERNST & YOUNG LLP

Toledo, Ohio
April 8, 2005

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Consent of Independent Registered Public Accounting Firm